EXHIBIT 99.1

 Hecla Releases Third Quarter Financial Results, Advances Exploration
                       and Development Projects;
                For the Period Ended September 30, 2004

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Nov. 4, 2004--Hecla Mining Company (NYSE:HL) today reported financial results for the third quarter and first nine months of 2004. Hecla's President and Chief Executive Officer, Phillips S. Baker, Jr., said, "We have begun to make significant investments in our exploration and development programs and we're very pleased with the progress we're making. These expenditures reflect an increased emphasis on growing our resources, and are leading us toward the feasibility stage at projects in Mexico, Nevada and Idaho, as well as development of a new gold mine in Venezuela. Hecla's silver and gold operations continue to have some of the lowest costs in the industry; although, as expected, costs were higher this quarter."
    Income from operations in the third quarter of 2004 was $3.3 million, before a noncash environmental accrual and before company-wide exploration and pre-development expenditures, compared to $8.2 million in the same period a year ago. Exploration and pre-development expenses in the third quarter were over $6 million, more than double the amount during the same period last year. Including those expenses, as well as a noncash accrual of $8.4 million taken for future environmental costs, Hecla reported a third quarter net loss of $11.3 million, or 10 cents a share. This compares to a net loss of $17.5 million, or 16 cents a share, in the third quarter of 2003.
    Income before the environmental accruals and exploration and pre-development expenses for the first nine months of 2004 was $19.4 million, compared to $23.3 million in the same period last year. 2004's income reflects expenditures of $13 million on exploration and pre-development in the first nine months of the year. Including the noncash environmental accruals and exploration and pre-development expenses, the net loss for the first nine months of 2004 was $2.4 million, compared to a net loss of $8.2 million during the first nine months of 2003.
    Baker said, "For 2004, we now expect to produce more than 200,000 ounces of gold at cash costs below $185 per ounce and about 7.7 million ounces of silver at cash costs below $2 per ounce. This year, and particularly this quarter, we are in lower-grade areas of our underground mines which, as expected, has resulted in somewhat lower production and higher costs than last year. This will ebb and flow from year to year, due to the nature of our underground mines. We continue to be in excellent financial and operational shape as the lowest-cost primary silver producer and one of the lower-cost gold producers. We are also debt-free, with more than $93 million in cash and short-term investments on the balance sheet." Baker continued, "Our emphasis now is on expanding our resource and reserve base, which we expect to grow significantly over the next two to three years, leading to increased production in future years."
    Regarding the company's exploration program, Baker said, "While this level of exploration reduces current earnings, it provides the investment needed to grow our reserves and resources in the future. I'm very pleased with the land positions we have in these great mining districts. The next new mine or deposit could be on any of our properties in the U.S., Mexico or Venezuela - they all have that potential. Meanwhile, our current operations continue to produce gold and silver at our expected production rates and at very low overall costs."

    FIRST NINE MONTHS 2004 HIGHLIGHTS

    -- 5.7 million ounces of silver produced at an average total cash cost of $1.81 per ounce

    -- 154,124 ounces of gold produced, with 102,422 ounces produced from the La Camorra unit at an average total cash cost per ounce of $165

    -- $13 million in exploration and pre-development expenditures in the first nine months

    -- Extended deposit strike length at the Lucky Friday silver mine by more than 10%

    -- In Mexico, Hugh Zone exploration has been advanced to a scoping study

    -- Successful advancement of the Noche Buena project in Mexico

    -- Development of the new, high-grade gold mine in Venezuela is underway

    -- Commencement of an exploration decline at the Hollister
       Development Block gold project in Nevada

    -- Noncash environmental accruals of $8.8 million

    -- Debt-free, with $93 million in cash and short-term investments

    GOLD OPERATIONS & EXPLORATION

    In the first nine months of 2004, Hecla produced 154,124 ounces of gold. 102,422 ounces came from the La Camorra unit in Venezuela, at an average total cash cost of $165 per ounce. During the third quarter, the La Camorra unit produced 28,290 ounces of gold at a total average cash cost per ounce of $211. Costs are expected to decrease during the fourth quarter. Low costs relative to the industry have been maintained despite the increasing depth of the ramp and rising material costs, particularly steel. To maintain low costs at the La Camorra mine in the longer term, a shaft is being constructed at the property to eliminate the long haul times. The pilot hole for the shaft is complete, and development of the underground levels is underway. The hoist is in place on the surface, and the headframe will be erected during the fourth quarter and into the first quarter of next year. The project is 65% complete, with approximately $5.5 million remaining to be spent. The shaft is expected to be operational in the second quarter of 2005.
    Development of a new gold mine on Hecla's Block B property in the El Callao gold district of Venezuela is on schedule. Mina Isidora is on track to go into full operation starting in 2006. To date, the decline has been advanced about 135 meters. Temporary surface facilities, the power line and the road access have been completed. Although the main access to the mine will be via a ramp, an old shaft at the Mina Isidora site is undergoing rehabilitation to accelerate mine development, provide some test mining, and allow limited commercial production as early as next year. Once in full operation, the current life-of-mine plan has production ranging from 70,000 to 120,000 ounces of gold per year. Ore from Mina Isidora will be trucked to the mill at the La Camorra mine for processing, eliminating the need to build a new mill on site.
    Hecla spent approximately $1.8 million on exploration in Venezuela in the third quarter of this year, with about 8,000 meters of core drilling completed. On Block B, the primary exploration drilling target is the Twin Shears, where preliminary drilling has been very encouraging, with several holes assaying at ore grade material over widths of more than five meters and one intercept of 14.2 grams per tonne (0.4 ounce of gold per ton) over a 12.29-meter interval. Drilling is continuing to evaluate continuity of the mineralization and to test the mineralized zone laterally and at depth.
    In Nevada, Hecla began surface and underground construction at the Hollister Development Block gold exploration project. Only a small amount of pre-development expense was recorded for the third quarter, but the company expects to spend approximately $3 million advancing the project during the fourth quarter of this year.

    SILVER OPERATIONS & EXPLORATION

    Hecla produced 5.7 million ounces of silver in the first nine months of 2004, at an average total cash cost of $1.81 per ounce. Production in the third quarter of the year was 1.7 million ounces at an average total cash cost of $2.32 per ounce. Compared to earlier in the year, costs in the third quarter at the silver operations were impacted by lower ore grades and higher diesel and steel costs.
    At the Lucky Friday mine in Idaho, cash costs per ounce were significantly lower in the third quarter of 2004 than in the same period a year ago, partially due to higher by-product metals prices. The average total cash cost per ounce in the third quarter of this year was $4.53 per ounce, even though the ore grade was lower compared to the same period a year ago. Lucky Friday produced more than 1.5 million ounces of silver in the first three quarters of the year, at a year-to-date average total cash cost per ounce of $4.98.
    Lucky Friday's new development drift on the 5900 level has advanced approximately 3,700 feet, or about two-thirds of the way to the ore body. When production starts on the new level, cash costs are anticipated to decrease to as low as $4 per ounce. Full production on the new level is expected to begin in early 2006, and annual production is expected to double to about 4 million ounces of silver a year.
    Exploration drilling to the east of the identified reserve envelope at the Lucky Friday has been excellent, extending the strike length of the vein on the 5900 level by almost 250 feet. Drilling to test the westerly strike extension of the deposit is now underway. Hecla anticipates adding additional reserves to the mine next year. Hecla is currently evaluating metallurgical improvements in the mill at the Lucky Friday unit. Preliminary results indicate excellent potential to improve metal recovery and concentrate grades, as well as some potential for additional capacity. Work will commence in the first quarter of next year to evaluate the ability of the current infrastructure to support an increased level of production above current peak capacity. The mine has been in operation for nearly 50 years and still has more reserves and resources than at most times in its history.
    The Greens Creek mine in Alaska, in which Hecla holds an approximate 30% interest, produced 2.2 million ounces of silver for Hecla's account in the first nine months of 2004, at a low average total cash cost of $1.04 per ounce. In the third quarter alone, Hecla's share of Greens Creek production was about 767,000 ounces of silver, at an average total cash cost of $1.55 per ounce. Exploration drilling and drifting continues to evaluate targets to the west of the known ore bodies on the west side of the Gallagher fault. Drift access to this area is being developed and should be completed early next year, which will establish a new exploration platform to test the significant new target area. Additional surface exploration is also continuing to define and test targets in this under-explored, world-class mining district.
    The San Sebastian silver mine in Mexico continues to produce silver at a very low cost, with nearly 2 million ounces of silver mined in the first nine months of the year at a total average cash cost of just 22 cents per ounce. San Sebastian also produced 31,850 ounces of gold as a by-product in the first three quarters. In the third quarter of 2004, the mine produced about 471,809 ounces of silver and 10,305 ounces of gold, at a total average cash cost per ounce of silver of $1.20. As expected, the ore grade has been decreasing as the operation reaches the last year of its reserve life. Toward the end of October, mill employees went on strike after presenting a list of what the company believes are unfounded grievances relating to the labor agreement. The strike is expected to be relatively short-lived with a favorable outcome to the company, and is not expected to affect the company's long-term production or cost targets. Depending upon the length of the strike, fourth quarter 2004 production could be impacted. The mine is stockpiling ore until the strike is resolved.
    Exploration efforts are in full swing on the prospective Mexican property in the Saladillo Valley, where the San Sebastian mine is located. The focus is primarily in the Francine and Don Sergio areas, where nearly 12,000 meters of reverse circulation and core drilling were completed in the third quarter. Deep drilling below the current workings on the Francine vein, known as the Hugh Zone, has been encouraging and is now being evaluated in terms of metallurgy, hydrology and resource potential. Assuming results from the current scoping study remain positive, Hecla anticipates commencement of a full underground feasibility study in 2005. In addition, work on the Don Sergio deposit has indicated the potential for another Francine-type deposit at depth. Follow-up drilling is in progress to test this target.
    Generative exploration work on the Saladillo concessions has outlined a number of large, consistent, multi-element geochemical anomalies to the west and north of the Francine vein at San Sebastian. Hecla will be systematically drill testing the targets beginning in the fourth quarter.
    Also in Mexico, but in the state of Sonora, a drilling program on the Noche Buena gold property has been completed, with encouraging results. This program was intended to confirm the currently known resource at the area and provide additional geological, metallurgical and hydrogeological data for a feasibility study, which is now underway. A decision on whether to mine the deposit could be made as early as next summer.

    ENVIRONMENTAL

    In the third quarter of 2004, Hecla recorded a noncash accrual of $8.4 million as a provision for closed operations and future environmental matters. Periodically, the company reviews environmental matters to determine whether the accrual for future environmental issues is adequate. Most of these estimated expenditures are expected to take place over a long period of time, and are not expected to change Hecla's operations or plans. The bulk of the accrual relates to issues concerning historic mining activities in northern Idaho's Coeur d'Alene Basin. In the third quarter, $5.6 million was accrued for past response costs that are claimed by the federal government for its litigation and related costs, although there is not likely to be a final determination of those costs for some time. Hecla has estimated a range of liability for the past response cost component in the range of $5.6 million to $13.6 million, with $5.6 million being accrued in accordance with accounting principles that require that if no amount within the range of estimate is more likely than other amounts, the lower end of the range shall be accrued. The majority of the remainder of the accrual in the third quarter, about $2.9 million, was allotted to the Grouse Creek mine in central Idaho, which is currently undergoing reclamation and closure.

    FINANCIAL

    In addition to the environmental accrual and increased exploration expenditures, Hecla's financial results for the first nine months of 2004 were impacted by a noncash dividend of approximately $11 million taken in the first quarter of the year. The charge was a result of Hecla exchanging common shares for preferred shares. Hecla has reduced preferred shares outstanding to approximately 160,000.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 113-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.
    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com


                         HECLA MINING COMPANY
        (dollars in thousands, except per share, per ounce and
                    per pound amounts - unaudited)

                         Third Quarter Ended       Nine Months Ended
                        Sept. 30,    Sept. 30,   Sept. 30,   Sept. 30,
HIGHLIGHTS                2004         2003        2004         2003

FINANCIAL DATA

Sales of products      $   33,718  $   28,079  $  102,080  $   84,723
Gross profit                6,905      10,390      30,384      26,990
Net loss                  (11,292)    (17,460)     (2,364)     (8,187)
Basic loss per common
 share (1)                  (0.10)      (0.16)      (0.12)      (0.09)
Cash flow provided by
 operating activities
 before exploration
 and pre-development
 expenses (2)               6,691       7,180      30,299      25,941
Cash flow provided by
 operating activities         517       4,618      17,282      17,608


SALE OF PRODUCTS

Silver operations (3)  $   22,290  $   19,485  $   65,453  $   55,681
Gold operations            11,476       8,611      36,730      28,522
Other                         (48)        (17)       (103)        520
                       ----------  ----------  ----------  ----------
  Total sales          $   33,718  $   28,079  $  102,080  $   84,723


GROSS PROFIT (LOSS)

Silver operations (3)  $    5,099  $    7,202  $   20,176  $   16,099
Gold operations             1,854       3,236      10,311      10,961
Other                         (48)        (48)       (103)        (70)
                       ----------  ----------  ----------  ----------
  Total gross profit   $    6,905  $   10,390  $   30,384  $   26,990

PRODUCTION SUMMARY -
 TOTALS

Silver - Ounces         1,749,681   2,643,429   5,650,402   7,485,737
Gold - Ounces              44,814      47,176     154,124     152,367
Lead - Tons                 5,040       4,989      14,789      16,023
Zinc - Tons                 6,425       4,811      18,868      18,815
Average cost per ounce
 of silver produced (3):
  Cash operating costs
   ($/oz.)                   2.16        1.20        1.66        1.41
  Total cash costs
   ($/oz.) (4)               2.32        1.33        1.81        1.52
  Total production
   costs ($/oz.)             3.89        2.64        3.39        2.76
Average cost per ounce
 of gold produced (5):
  Cash operating costs
   ($/oz.)                    204         161         162         145
  Total cash costs
   ($/oz.) (4)                211         161         165         145
  Total production
   costs ($/oz.)              310         228         259         212

AVERAGE METAL PRICES

Silver - Handy &
 Harman ($/oz.)              6.50        5.03        6.50        4.78
Gold - Realized
 ($/oz.)                      378         337         375         332
Gold - London Final
 ($/oz.)                      401         363         401         354
Lead - LME Cash
 (cents/pound)               42.3        23.2        39.1        21.6
Zinc - LME Cash
 (cents/pound)               44.4        37.2        46.5        36.0


    (1) For the quarters and nine months ended September 30, 2004 and 2003, preferred stock dividends for $0.1 million and $11.5 million, respectively, and $0.7 million and $2.0 million, respectively, were not declared. The preferred dividends are not included in the determination of net loss; however, they are included in determining loss applicable to common shareholders and loss per share. Including the effects of preferred stock dividends, losses applicable to common shareholders totaled $11.4 million and $13.8 million, respectively, for the quarter and nine months ended September 30, 2004, compared to losses applicable to common shareholders of $18.1 million and $10.2 million, respectively, during the comparable periods in 2003.

    (2) Cash flow provided by operating activities before exploration and pre-development expenses of $6.7 million and $30.3 million, respectively, for the third quarter and first nine months of 2004, and $7.2 million and $25.9 million, respectively, for the third quarter and first nine months of 2003, represent non-U.S. generally accepted accounting principles (GAAP) measurements. The following table presents a reconciliation between cash flow provided by operating activities to non-GAAP cash flow provided by operating activities before exploration and pre-development expenses for the three and nine months ended September 30, 2004 and 2003:


Cash flow provided by operating
 activities                          $  517  $4,618  $17,282  $17,608
Add exploration                       5,656   2,468   11,476    7,285
Add pre-development                     518      94    1,541    1,048
                                     ------  ------  -------  -------

Cash flow provided by operating
 activities before exploration
 and pre-development expenses        $6,691  $7,180  $30,299  $25,941
                                    ======= =======  =======  =======


    (3) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

    (4) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

    (5) Includes gold produced from third-party mining operations located near the La Camorra mine, which is treated as a by-product credit and included in the calculation of gold costs per ounce.


                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
                   (dollars and shares in thousands,
                 except per share amounts - unaudited)

                              Third Quarter Ended  Nine Months Ended
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2004      2003      2004       2003

Sales of products              $ 33,718  $ 28,079  $102,080  $ 84,723
Cost of sales and other
 direct production costs         21,552    12,528    53,957    42,448
Depreciation, depletion and
 amortization                     5,261     5,161    17,739    15,285
                               --------  --------  --------  --------
                                 26,813    17,689    71,696    57,733
                               --------  --------  --------  --------
Gross profit                      6,905    10,390    30,384    26,990
                               --------  --------  --------  --------

Other operating expenses
  General and administrative      2,071     1,841     6,169     6,103
  Exploration                     5,656     2,468    11,476     7,285
  Pre-development                   518        94     1,541     1,048
  Depreciation and
   amortization                      89        69       238       268
  Other operating expense
   (income)                       1,290       818     1,716    (2,552)
  Provision for closed
   operations and
   environmental matters          8,515    23,284     9,970    23,488
                               --------  --------  --------  --------
                                 18,139    28,574    31,110    35,640
                               --------  --------  --------  --------
Loss from operations            (11,234)  (18,184)     (726)   (8,650)
                               --------  --------  --------  --------

Other income (expense):
  Interest income                   446     1,263     1,212     2,227
  Interest expense                  (80)     (233)     (457)     (914)
                               --------  --------  --------  --------
                                    366     1,030       755     1,313
                               --------  --------  --------  --------
Income (loss) from operations
 before income taxes and
 cumulative effect of change
 in accounting principle        (10,868)  (17,154)       29    (7,337)
Income tax provision               (424)     (306)   (2,393)   (1,922)
                               --------  --------  --------  --------
Loss from operations before
 cumulative effect of change
 in accounting principle        (11,292)  (17,460)   (2,364)   (9,259)
Cumulative effect of change in
 accounting principle, net of
 income tax                         - -       - -       - -     1,072
                               --------  --------  --------  --------

Net loss (1)                   $(11,292) $(17,460) $ (2,364) $ (8,187)
                               ========  ========  ========  ========

Basic income (loss) per common
 share:
  Loss from operations after
    preferred stock dividends  $  (0.10) $  (0.16) $  (0.12) $  (0.10)
  Cumulative effect of change
   in accounting principle          - -       - -       - -      0.01
                               --------  --------  --------  --------
Basic loss per common share
 (2)                           $  (0.10) $  (0.16) $  (0.12) $  (0.09)
                               ========  ========  ========  ========

Basic weighted average number
 of common shares outstanding   118,285   110,221   117,955   109,656
                               ========  ========  ========  ========


    (1) As reported on page one of this release, income before environmental accruals and exploration and pre-development expenses of $3.3 million and $19.4 million, respectively, for the third quarter and first nine months of 2004, and income before environmental accruals and exploration and pre-development expenses of $8.2 million and $23.3 million, respectively, for the third quarter and first nine months of 2003, represent non-U.S. generally accepted accounting principles (GAAP) measurements. The following table presents a reconciliation between net loss to non-GAAP income before environmental accruals and exploration and pre-development expenses for the three and nine months ended September 30, 2004 and 2003:


Net loss                         $(11,292) $(17,460) $(2,364) $(8,187)
Add non-cash adjustment to
 provision for closed operations
 and environmental matters          8,379    23,107    8,756   23,107
Add exploration                     5,656     2,468   11,476    7,285
Add pre-development                   518        94    1,541    1,048
                                 --------  -------- -------- --------
Income before environmental
 accruals and exploration and
 pre-development expenses        $  3,261  $  8,209  $19,409  $23,253
                                 ========  ======== ======== ========


    (2) For the quarters and nine months ended September 30, 2004 and 2003, preferred stock dividends for $0.1 million and $11.5 million, respectively, and $0.7 million and $2.0 million, respectively, were not declared. The preferred dividends are not included in the determination of net loss; however, they are included in determining loss applicable to common shareholders and loss per share. Including the effects of preferred stock dividends, losses applicable to common shareholders totaled $11.4 million and $13.8 million, respectively, for the quarter and nine months ended September 30, 2004, compared to losses applicable to common shareholders of $18.1 million and $10.2 million, respectively, during the comparable periods in 2003.


                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)


                                                   Sept. 30,  Dec. 31,
                                                     2004       2003

ASSETS

Current assets:
  Cash and cash equivalents                      $  71,607  $ 105,387
  Short-term investments                            21,590     18,003
  Accounts and notes receivable                     21,748     16,318
  Inventories                                       17,866     16,936
  Deferred income taxes                                334      1,427
  Other current assets                               6,371      3,174
                                                 ---------  ---------
     Total current assets                          139,516    161,245
Investments                                          1,745        722
Restricted cash and investments                     19,528      6,447
Properties, plants and equipment, net              107,961     95,315
Deferred income taxes                                  - -        896
Other noncurrent assets                             14,478     13,570
                                                 ---------  ---------

Total assets                                     $ 283,228  $ 278,195
                                                 =========  =========

LIABILITIES

Current liabilities:
  Accounts payable and accrued expenses          $  18,102  $  13,847
  Accrued payroll and related benefits               9,440      7,307
  Current portion of debt                              - -      2,332
  Accrued taxes                                      2,576      3,193
  Current portion of accrued reclamation and
   closure costs                                     8,193      7,400
                                                 ---------  ---------
     Total current liabilities                      38,311     34,079
Long-term debt                                         - -      2,341
Accrued reclamation and closure costs               66,376     63,232
Other noncurrent liabilities                         6,836      7,114
                                                 ---------  ---------

Total liabilities                                  111,523    106,766
                                                 ---------  ---------

SHAREHOLDERS' EQUITY

Preferred stock                                         39        116
Common stock                                        29,575     28,886
Capital surplus                                    506,715    504,858
Accumulated deficit                               (363,924)  (361,560)
Accumulated other comprehensive loss                  (582)      (753)
Treasury stock                                        (118)      (118)
                                                 ---------  ---------

Total shareholders' equity                         171,705    171,429
                                                 ---------  ---------

Total liabilities and shareholders' equity       $ 283,228  $ 278,195
                                                 =========  =========

Common shares outstanding at end of period         118,300    115,544
                                                 =========  =========


                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                    Nine Months Ended
                                                   Sept. 30, Sept. 30,
                                                      2004      2003

OPERATING ACTIVITIES

Net loss                                           $ (2,364) $ (8,187)
Noncash elements included in net loss:
  Depreciation, depletion and amortization           17,977    15,553
  Cumulative effect of change in accounting
   principle                                            - -    (1,072)
  Gain on disposition of properties, plants and
   equipment                                           (105)     (306)
  Provision for reclamation and closure costs         9,438    23,530
  Deferred income taxes                               1,989     1,475
  Stock compensation                                    300       - -
Change in assets and liabilities:
  Accounts and notes receivable                      (5,430)   (5,462)
  Inventories                                          (930)   (3,638)
  Other current and noncurrent assets                (4,219)   (1,368)
  Accounts payable and accrued expenses               4,242       357
  Accrued payroll and related benefits                2,389       (82)
  Accrued taxes                                        (617)    1,184
  Accrued reclamation and closure costs and other
   noncurrent liabilities                            (5,388)   (4,376)
                                                   --------  --------
Net cash provided by operating activities            17,282    17,608
                                                   --------  --------

INVESTING ACTIVITIES

Purchase of held-to-maturity securities             (24,619)  (12,258)
Maturities of held-to-maturity securities            21,032       - -
Additions to properties, plants and equipment       (30,893)  (12,618)
Proceeds from disposition of properties, plants
 and equipment                                           98       486
Increase in restricted investments                  (13,427)      (14)
Other, net                                              - -        50
                                                   --------  --------
Net cash used by investing activities               (47,809)  (24,354)
                                                   --------  --------

FINANCING ACTIVITIES

Common stock issued under warrants and stock
 option plans                                         1,420     3,377
Issuance of common stock, net of offering costs         - -    91,235
Borrowings on debt                                    2,430     1,350
Repayment on debt                                    (7,103)   (5,938)
                                                   --------  --------
Net cash provided (used) by financing activities     (3,253)   90,024
                                                   --------  --------

Net increase (decrease) in cash and cash
 equivalents                                        (33,780)   83,278
Cash and cash equivalents at beginning of period    105,387    19,542
                                                   --------  --------

Cash and cash equivalents at end of period         $ 71,607  $102,820
                                                   ========  ========


                         HECLA MINING COMPANY
                            Production Data

                          Third Quarter Ended      Nine Months Ended
                          Sept. 30,  Sept. 30,    Sept. 30,  Sept. 30,
                            2004       2003        2004         2003

LA CAMORRA UNIT

Tons of ore processed      49,937      51,387     147,815     145,040
Days of operation              85          82         258         244
Mining cost per ton      $  41.19  $    38.96  $    41.38  $    36.08
Milling cost per ton     $  13.38  $    10.81  $    13.03  $    13.05
Ore grade milled - Gold
 (oz./ton)                  0.685       0.576       0.779       0.689
Gold produced (oz.) (1)    28,290      27,732     102,422      94,785
Average cost per ounce
 of gold produced (2):
  Cash operating costs   $    204  $      161  $      162  $      145
  Total cash costs (3)   $    211  $      161  $      165  $      145
  Total production costs $    310  $      228  $      259  $      212
Capital additions (in
 thousands)              $  9,867  $    3,825  $   23,427  $    7,284

SAN SEBASTIAN UNIT

Tons of ore processed      40,675      40,422     121,293     111,397
Days of operation              83          82         265         241
Mining cost per ton      $  43.67  $    27.45  $    40.87  $    29.24
Milling cost per ton     $  40.11  $    34.46  $    35.66  $    35.77
Ore grade milled -
 Silver (oz./ton)           13.27       29.07       18.15       29.66
Ore grade milled - Gold
 (oz./ton)                  0.275       0.322       0.288       0.342
Silver produced (oz.)     471,809   1,103,809   1,955,838   3,135,438
Gold produced (oz.)        10,305      11,988      31,850      35,047
Average cost per ounce
 of silver produced (4):
  Cash operating costs   $   0.83  $    (0.43) $    (0.08) $    (0.24)
  Total cash costs (3)   $   1.20  $    (0.22) $     0.22  $    (0.04)
  Total production costs $   3.63  $     0.80  $     1.99  $     0.84
Capital additions (in
 thousands)              $     24  $      885  $      955  $    3,558

GREENS CREEK UNIT
 (Reflects Hecla's
 29.73% share)

Tons of ore milled         59,796      60,542     177,437     174,416
Days of operation              92          92         274         273
Mining cost per ton      $  28.22  $    26.06  $    27.68  $    27.38
Milling cost per ton     $  17.31  $    15.76  $    17.61  $    16.09
Ore grade milled -
 Silver (oz./ton)           18.05       22.29       17.03       19.73
Silver produced (oz.)     766,967   1,046,154   2,182,107   2,619,519
Gold produced (oz.)         6,154       7,401      19,676      22,355
Lead produced (tons)        1,788       2,047       5,527       6,158
Zinc produced (tons)        5,550       4,163      16,684      16,980
Average cost per ounce
 of silver produced (4):
  Cash operating costs   $   1.40  $     1.03  $     0.92  $     1.18
  Total cash costs (3)   $   1.55  $     1.14  $     1.04  $     1.25
  Total production costs $   3.58  $     3.35  $     3.51  $     3.74
Capital additions (in
 thousands)              $  1,235  $      329  $    2,860  $      897

LUCKY FRIDAY UNIT

Tons of ore milled         42,580      35,444     122,170     116,137
Days of operation              92          92         274         273
Mining cost per ton      $  55.35    $  52.67  $    54.69  $    48.29
Milling cost per ton     $   8.16    $   6.83  $     7.54  $     6.58
Ore grade milled - Silver
 (oz./ton)                  12.85       14.89       13.32       15.85
Silver produced (oz.)     510,905     493,466   1,512,457   1,730,780
Lead produced (tons)        3,252       2,942       9,262       9,865
Zinc produced (tons)          875         648       2,184       1,835
Average cost per ounce of
 silver produced (4):
  Cash operating costs   $   4.53    $   5.20  $     4.98  $     4.75
  Total cash costs (3)   $   4.53    $   5.20  $     4.98  $     4.75
  Total production costs $   4.59    $   5.22  $     5.02  $     4.77
Capital additions (in
 thousands)              $  1,646    $    - -  $    3,385  $      - -


    (1) During the third quarter and first nine months of 2004, a total of 1,658 ounces and 2,949 ounces, respectively, were produced from third-party operations located near the La Camorra mine and included in our total ounces produced for the La Camorra unit.

    (2) Includes gold produced from third-party mining operations located near the La Camorra mine, which is treated as a by-product credit and included in the calculation of gold costs per ounce.

    (3) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

    (4) Gold produced is treated as a by-product credit in calculating silver costs per ounce.


                           HEDGED POSITIONS
                       As of September 30, 2004

     Sold forward: 11,330 gold ounces @ average price of $288
                   6,075 metric tons of lead @ average price of $0.364 per pound


                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
    (dollars and ounces in thousands, except per ounce - unaudited)

                             Three Months Ended     Nine Months Ended
                             Sept. 30, Sept. 30,   Sept. 30, Sept. 30,
                               2004      2003        2004      2003

GOLD SEGMENT

Total cash costs              $ 5,684   $ 4,496   $ 16,380   $ 13,736
Divided by gold ounces
 produced                          27        28         99         95
                             --------  --------   --------   --------
   Total cash cost per ounce
    produced                  $   211   $   161   $    165   $    145
                             ========  ========   ========   ========
Reconciliation to GAAP (2):
   Total cash costs           $ 5,684   $ 4,496   $ 16,380   $ 13,736
   Treatment & freight costs     (427)     (370)    (1,462)    (1,175)
   By-product credits             652       - -      1,146        - -
   Change in product
    inventory                   1,096      (586)       951     (1,428)
   Reclamation and other
    costs                         - -        (8)       105         53
                             --------  --------   --------   --------
   Costs of sales and other
    direct production costs
    (GAAP)                    $ 7,005   $ 3,532   $ 17,120   $ 11,186
                             ========  ========   ========   ========

SILVER SEGMENT

Total cash costs              $ 4,068   $ 3,515   $ 10,249   $ 11,371
Divided by silver ounces
 produced                       1,750     2,643      5,650      7,486
                             --------  --------   --------   --------
   Total cash cost per ounce
    produced                  $  2.32   $  1.33   $   1.81   $   1.52
                             ========  ========   ========   ========
Reconciliation to GAAP:
   Total cash costs           $ 4,068   $ 3,515   $ 10,249   $ 11,371
   Treatment & freight costs   (4,715)   (4,498)   (14,280)   (13,753)
   By-product credits          13,291    11,452     39,747     33,674
   Change in product
    inventory                   1,674    (1,640)       544     (1,012)
   Reclamation and other
    costs                         229       143        577        415
                             --------  --------   --------   --------
   Costs of sales and other
    direct production costs
    (GAAP)                    $14,547   $ 8,972   $ 36,837   $ 30,695
                             ========  ========   ========   ========

GREENS CREEK UNIT (Reflects
 Hecla's 29.73% share)

Total cash costs              $ 1,190   $ 1,196   $  2,280   $  3,264
Divided by silver ounces
 produced                         767     1,046      2,182      2,620
                             --------  --------   --------   --------
   Total cash cost per ounce
    produced                  $  1.55   $  1.14   $   1.04   $   1.25
                             ========  ========   ========   ========
Reconciliation to GAAP:
   Total cash costs           $ 1,190   $ 1,196   $  2,280   $  3,264
   Treatment & freight costs   (3,063)   (2,940)    (9,341)    (9,008)
   By-product credits           6,272     5,771     19,759     17,458
   Change in product
    inventory                   1,541      (406)        32        383
   Reclamation and other
    costs                          59        57        237        170
                             --------  --------   --------   --------
   Costs of sales and other
    direct production costs
    (GAAP)                    $ 5,999   $ 3,678   $ 12,967   $ 12,267
                             ========  ========   ========   ========

SAN SEBASTIAN UNIT

Total cash costs              $   565   $  (247)  $    432   $   (112)
Divided by silver ounces
 produced                         472     1,104      1,956      3,135
                             --------  --------   --------   --------
   Total cash cost per ounce
    produced                  $  1.20   $ (0.22)  $   0.22   $  (0.04)
                             ========  ========   ========   ========
Reconciliation to GAAP:
   Total cash costs           $   565   $  (247)  $    432   $   (112)
   Treatment & freight costs     (208)     (578)    (1,037)    (1,594)
   By-product credits           4,133     4,347     12,773     12,383
   Change in product
    inventory                      53    (1,067)       356     (1,292)
   Reclamation and other
    costs                         118        75        268        216
                             --------  --------   --------   --------
   Costs of sales and other
    direct production costs
    (GAAP)                    $ 4,661   $ 2,530   $ 12,792   $  9,601
                             ========  ========   ========   ========

LUCKY FRIDAY UNIT

Total cash costs              $ 2,313   $ 2,566   $  7,537   $  8,219
Divided by silver ounces
 produced                         511       493      1,512      1,731
                             --------  --------   --------   --------
   Total cash cost per ounce
    produced                  $  4.53   $  5.20   $   4.98   $   4.75
                             ========  ========   ========   ========
Reconciliation to GAAP:
   Total cash costs           $ 2,313   $ 2,566   $  7,537   $  8,219
   Treatment & freight costs   (1,444)     (980)    (3,902)    (3,151)
   By-product credits           2,886     1,334      7,215      3,833
   Change in product
    inventory                      80      (167)       156       (103)
   Reclamation and other
    costs                          52        11         72         29
                             --------  --------   --------   --------
   Costs of sales and other
    direct production costs
    (GAAP)                    $ 3,887   $ 2,764   $ 11,078   $  8,827
                             ========  ========   ========   ========


    (1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. We believe cash costs per ounce of silver or gold provide an indicator of profitability at each location and on a consolidated total, as well as a meaningful basis for which to compare other mining companies and other mining operating properties.

    (2) Costs per ounce of gold are based on the gold produced by the La Camorra mine only. Gold produced from third-party mining operations located near the La Camorra mine is treated as a by-product credit and included in the calculation of gold costs per ounce.


    CONTACT: Hecla Mining Company, Coeur d'Alene
             Vicki Veltkamp, 208-769-4100
             Fax: 208-769-7612